Exhibit 99.1

Chairman’s Address (Jamie Odell)

Five Years of Transformation at LNW

As this is our first Annual Meeting as a sole ASX-listed company, I thought it fitting to reflect on the journey of the past five years – the period since Toni Korsanos and I joined the Board as Vice Chair and Chair — which has been one of profound and deliberate transformation.

We started with a change of control, transitioning from a private equity led stockholder structure to a 100% free float, and moved to a majority non-executive board. Over that period, we welcomed seven new board members, bringing fresh diversity of thought, skills, and experience to our governance.

From there, we moved quickly to restructure and redefine the business, building strong foundations for long-term growth. We sharpened our focus on technology and content as our core value and growth drivers, consolidating five separate companies into one unified organization operating across three reportable business segments, all focused on Gaming — a structure designed to be more synergistic, more efficient and to drive stronger returns on every dollar invested. As part of that strategic clarity, we exited our prior Lotteries and Sports Betting businesses.

We also turned our attention to the balance sheet. We significantly reduced leverage, which prior to the transition, had peaked at 10.5x, restored financial flexibility and created the investment capacity to grow — including the announcement of our share buy-back program.

We invested deeply in people. We built talent at every level — leadership, design, technology and operations — creating the bench strength that allowed us to manage succession and leadership transitions as the business evolved. That included changes at the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Product Officer, and Gaming and iGaming leadership levels, all executed in a considered and seamless way. We were very proud that each of these were internal appointments, highlighting the strength of our talent pipeline and the success of our deliberate strategy to grow, develop and retain exceptional people at every level of the business.

We also grew the portfolio strategically. The acquisitions of iGaming studios, the remaining minority interest in SciPlay and Grover each brought highly cash flow generative businesses into the fold — all accretive to earnings per share and all strengthening the quality and resilience of our cash flows.

And through it all, we maintained a disciplined approach to capital management. We established leverage targets the company had never previously operated within — a net debt leverage ratio target range of 2.5x to 3.5x — and have recently stayed below 3.5x. Since the inception of our buy-back program in March 2022 through March 31, 2026, we have returned approximately $1.9 billion to stockholders, repurchasing approximately 25% of total outstanding shares prior to commencement.

Five years ago, this was a different company. Today, Light & Wonder is leaner, stronger, more focused and better positioned than at any point in its history.

Transition to Sole Primary ASX Listing

A key strategic decision in 2025 was transitioning from our dual Nasdaq/ASX listing to a sole primary ASX listing. Since launching our secondary ASX listing in May 2023, the ASX had grown to represent approximately 37% of our total equity trading. The Board concluded that the ASX — with its deep investor base, strong understanding of the global gaming sector, and highly liquid market — was the right long-term home for Light & Wonder.

I want to take a moment to explain our corporate structure clearly, as it is genuinely unique in the Australian listed market context. Light & Wonder remains incorporated in Nevada, USA. Our common stock trades on the ASX as CHESS Depositary Interests (CDIs), each conferring beneficial ownership of one share of LNW common stock. Legal title is held by CHESS Depositary Nominees Pty Ltd on behalf of CDI holders.

Governance: Working Within Australian and US Frameworks

Light & Wonder therefore operates at the intersection of two distinct governance frameworks. Our fundamental commitment since our dual-listing in May 2023 has been that all stockholders — whether holding CDIs or shares— are treated equitably under the applicable legal frameworks and have access to the same material information.

Where we depart from ASX Corporate Governance Council Recommendations, it reflects considered Board judgement about what is appropriate for our structure and stockholder composition at this time. One such area is diversity: our approach must be governed by US law, including federal and state anti-discrimination requirements. However, our Celebrate Perspectives Council drives the Company's focus on fostering an inclusive culture consistent with the spirit of ASX Recommendation 1.5.

Remuneration: Navigating Two Frameworks

Remuneration is where divergence between US and Australian governance norms is most pronounced. Australian norms emphasize fixed remuneration as a meaningful proportion of total pay, with clearly defined performance hurdles, and TSR-based long-term incentive metrics. US norms reflect a greater proportion of at-risk equity-based pay and operational metrics such as AEBITDA. No material changes have been made to our remuneration framework since joining the ASX.

Light & Wonder's executive team is US-based, competing for talent in the US gaming and technology sector, and our remuneration structures reflect that reality. While as a US company we are not subject to the Australian two-strikes regime, the Board does not treat this as license to be inattentive to feedback. We value the perspectives of our investors and commit to ongoing engagement.

Outlook

Looking ahead, Light & Wonder entered 2026 as a structurally simpler, strategically focused and financially stronger company. Resolution of material IP litigation, the Grover acquisition integration, and the ASX transition all provide a clear platform for our next phase of growth.

Before we move to formal business, I would like to highlight the outlook provided on page 20 of the Q1 FY26 Earnings Presentation (the ‘Q1 Presentation’). Subject to external uncertainties, including geopolitical developments and potential regulatory changes, we are forecasting mid-to-high single-digit consolidated AEBITDA growth for 2026. This is a strong outcome, and one that will translate into another year of meaningful adjusted NPATA and adjusted earnings per share growth.

We also remain committed to our long-term targets as set out on page 22 of the Q1 Presentation, including targeted 2028 consolidated AEBITDA of $2 billion and targeted EPSa of over $10.55, representing a near doubling from the 2024 base.

Please refer to the Q1 Presentation for full details of our outlook, including the reconciliation of non-GAAP financial measures.

On behalf of the entire Board, I thank you for your continued support and investment in Light & Wonder.